UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 17, 2008 (October 10, 2008)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2008, Spectra Energy Corp announced the departures of Martha Wyrsch, who held the role of President and CEO of Spectra Energy Transmission and director of Spectra Energy, and Bill Garner, Group Executive, General Counsel and Secretary. Ms. Wyrsch’s positions as an officer and a director of the company ended effective October 15, 2008 and her employment with the company will end effective December 22, 2008. The company and Mr. Garner remain in discussions with respect to the terms of his departure.

On October 15, 2008, Spectra Energy Corp entered into a Transitional Employment and Separation Agreement with Ms. Wyrsch (the “Agreement”) setting forth the terms of her departure from the company. Under the Agreement, Ms. Wyrsch will continue to receive her current salary and benefits until December 22, 2008. The Agreement also provides that upon executing a release in the form attached to the Agreement, Ms. Wyrsch will receive certain payments and benefits including a cash payment in the amount of $3.16 million, a cash payment in an amount equal to the award she would receive under the company’s short term incentive plan, based on satisfaction of her personal goals at the target level, health and welfare benefits and reimbursement of outplacement assistance and attorneys fees. In addition, Ms. Wyrsch will receive amounts due under all vested Performance Awards, Phantom Stock Awards and Stock Option Agreements currently outstanding. Under the Agreement, Ms. Wyrsch agreed, for a period of one year, not to solicit company employees or clients, or engage in competition with the company.

The Agreement is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Transitional Employment and Separation Agreement, dated October 15, 2008, between Spectra Energy Corp and Martha B. Wyrsch.

99.1	Press Release of Spectra Energy Corp, dated October 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Gregory L. Ebel
Gregory L. Ebel Group Executive and Chief Financial Officer

Date: October 17, 2008

EXHIBIT INDEX

Exhibit Number

10.1	Transitional Employment and Separation Agreement, dated October 15, 2008, between Spectra Energy Corp and Martha B. Wyrsch.

99.1	Press Release of Spectra Energy Corp, dated October 10, 2008.